Exhibit 99.1(a)
Q1 2021 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Senior Director, Investor Relations
This is the Celanese Corporation first quarter 2021 earnings prepared comments. The Celanese Corporation first quarter 2021 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
During a very challenging 2020, our teams across the world worked hard to deliver resilient performance and simultaneously position us for recovery this year. As a result of their preparations and continued agility in responding to external factors, I am pleased to report first quarter 2021 adjusted earnings of $3.46 per share, the highest in our history. Our employees again demonstrated the power of our unparalleled optionality amid an unprecedented, worldwide disruption from Winter Storm Uri. We have over 1,300 employees across Texas and virtually all were personally impacted by the storm. I sincerely thank our teams across the globe for their commitment, despite their own personal challenges, to help Celanese navigate the obstacles of the storm in the first quarter and deliver very strong performance.

Leading up to the storm, we made the decision to proactively bring our Texas production facilities down in a controlled manner to ensure the security of our employees, communities, and assets. I commend our manufacturing teams for this decision as these facilities ultimately lost utilities including electricity, natural gas, and potable water as well as critical raw materials. While we still experienced widespread damage due to the prolonged freeze, we avoided any acute failures or damage to our critical equipment.
The impact on petrochemical manufacturing and supply chains in the US Gulf Coast and globally was more significant than anyone could have anticipated. I have been amazed by the actions of our people to dynamically respond to these challenges. Let me share a few examples:
•At our Clear Lake and Bishop facilities we repaired over 1,600 leaks and replaced over 20,000 feet of piping, primarily in our water and steam systems. A total of over 250,000 labor hours was dedicated to make our units operational in just a few weeks.
•We utilized downtime from the storm to not only complete routine maintenance on our facilities, but also accelerated a Clear Lake VAM turnaround planned for the second quarter.
•We navigated sourcing challenges including force majeures, sales allocations, and shipment delays in the first quarter impacting approximately 60 percent of Engineered Materials' global raw material spend. We continue to face significant sourcing challenges, particularly for certain feedstock resins.
•We sourced approximately 40kt of methanol from the market to meet the raw material needs of our Clear Lake and Bishop facilities after restart.
•We secured terminal access and vessels in an extremely tight market and shipped approximately 70kt of Acetyl Chain products from Asia to Europe to supply our downstream production and customers in the first quarter.

•We secured new ways of transporting our raw materials and finished goods to navigate global supply chain disruptions, including:
◦Trans-Siberian rail shipments of acetate flake from our JV partners in Nantong, China to our tow facility in Lanaken, Belgium when water shipment was unavailable.
◦Truck shipment of our emulsions, which passed through customs twice, from our facility in Singapore through Malaysia and to customers in Thailand when water shipment was unavailable.
◦Qualified and sourced a raw material, critical to operating our Ferrara, Italy facility, from South Korea when US supply was disrupted and then coordinated air shipment when the original shipment was stuck in transit in the Suez Canal.
While significant sourcing and supply chain challenges persist, we entered the second quarter with our internal production capabilities across Texas fully restored. Globally, we are producing at near full rates, limited only by some remaining raw material supply constraints. Thanks to our strategy last year to accelerate our major turnarounds, we expect to be able to maintain near full production rates across the second quarter.
The total financial headwind of Winter Storm Uri was approximately $75 million in the first quarter with three-quarters of the impact in the Acetyl Chain. Approximately $40 million of the headwind included fixed overhead, freeze-related repairs, and restart costs which we excluded from our adjusted earnings. The remaining approximately $35 million reflected higher variable costs, including energy and raw material spikes in February, which our teams have worked to mitigate where possible. Despite these challenges, we reported first quarter adjusted EBIT of $482 million, just shy of record quarterly performance in the middle of 2018.

Turning to our individual business performance, the Acetyl Chain delivered record adjusted EBIT of $282 million at a margin of 27 percent in the first quarter. Adjusted EBIT expanded by $95 million sequentially as pricing increases of 23 percent more than offset a volume decline of 7 percent, largely driven by the winter storm. Tightened industry dynamics in the second half of the quarter resulted in sequential pricing expansion across virtually all products and regions, including Chinese acetic acid pricing levels which averaged nearly $900 per ton in March. Fundamental demand for acetyls products remained elevated during the quarter, overshadowing the impacts of Chinese New Year as well as weather-driven seasonality in construction applications.
Amid this strong demand backdrop, Winter Storm Uri had a dramatic impact on the global acetyls supply landscape, taking three of four acetic acid production units in the US offline. By our estimates, this resulted in a reduction in global acetic acid supply of approximately 5 percent for the quarter. As soon as we decided to bring our Texas production offline, our teams immediately ramped up production rates across our global network, including Singapore and Nanjing which have been producing at full rates since. We also began immediately shipping acetic acid and VAM from Asia to our own downstream production and customers in Europe, rather than shipping from the US as is typical. Beyond this, we worked to source significant quantities of acetic acid and VAM from the market to continue to supply our customers as reliably as possible given the circumstances. The incremental cost of these actions in addition to higher energy, raw material, and logistics costs directly associated with Winter Storm Uri presented a nearly $30 million unfavorable impact to our Acetyl Chain adjusted EBIT in the first quarter. Our teams worked to offset those cost headwinds as well as the impact of lost volume following the storm via commercial actions and by leveraging our sourcing and supply chain optionality.
Looking to the second quarter, there remains strong fundamental demand across the globe for acetyls products as well as a desire among customers to rebuild inventory levels. We expect industry utilization in the second quarter to remain extremely tight with strong demand and potentially heavier turnaround activity in China. Many local Chinese producers opted to delay their scheduled first quarter turnarounds in the tightened market but may not be able to delay them further. However, we may see some previously scheduled second quarter industry turnarounds pushed to the second half of the year. In any case, our Acetyl Chain should be exceptionally well positioned with very minimal turnaround activity required in the second quarter. At this point, our global Acetyl Chain network is at full strength, with the exception of Clear Lake acetic acid which is currently running at approximately 80 percent rates due to limited availability of certain third party raw materials. We expect Clear Lake acetic acid will return to full rates during the second quarter. Inclusive of that limitation, as well as additional Winter Storm Uri costs flowing through inventory, we anticipate record Acetyl Chain adjusted EBIT of approximately $400 million in the second quarter.
Engineered Materials reported first quarter adjusted EBIT of $160 million, a sequential increase of $78 million. Net sales improved by 13 percent from the fourth quarter driven by price and volume expansion of 6 percent each. Demand for our products is strong in all regions and Europe joined the other regions in recovering to pre-COVID levels following a 14 percent sequential increase in tons sold there. Sequential volume expansion was driven by growth in automotive, industrial, and electronics applications as well as modest recovery in medical. Amid this demand backdrop, our commercial teams have done an exceptional job of staying ahead of rapidly increasing raw material costs. You will recall that we took actions starting last quarter to preserve our variable margins despite rapid inflation. In the first quarter, the team more than offset an additional sequential headwind of approximately $20 million in variable costs to deliver expanded adjusted EBIT margin of 25 percent. First quarter adjusted EBIT was consistent with pre-COVID performance in the same period of last year, as our base business grew to largely offset $28 million in lower affiliate earnings year over year.
With the recent headlines surrounding automotive production rates, I want to discuss what we are seeing in this end market. Our automotive business in Engineered Materials delivered record tonnage in the first quarter, 4 percent higher over the prior quarter, driven by strong growth in Europe and continued traction in electric vehicle applications. We have not yet seen any material change in order patterns for our products from disruptions in auto OEM production due to semiconductor and other raw material shortages. This is largely because OEMs have diverted semiconductors from less profitable platforms to trucks and SUVs which are more profitable for OEMs and where we have greater relative exposure. In other cases, OEMs have continued producing trucks and SUVs without computer chips and parked them for chip installation later. Where OEMs have shut down or curtailed relevant production, we have not yet seen the impact of that really flow through the tiers to reach our order books. So far in April we are only seeing very modest adjustments in order patterns, but we anticipate more unfavorable impact on our automotive order patterns as the quarter progresses.
Looking at the second quarter, we anticipate flat to slightly higher volume sequentially, led by continued demand strength and full availability of our Bishop POM production which was impacted by Winter Storm Uri in the first quarter. We anticipate strong demand across most end markets will be partially offset by expected softening in automotive order patterns as discussed. We also expect resins like nylon and PBT, which we compound and which remain exceptionally tight, will limit volumes in some applications and drive continued raw material cost inflation across the second quarter. Our procurement teams are working to secure these resins while our commercial teams are working to maintain sequential variable margins despite significantly rising costs. Accounting for these various dynamics, we expect Engineered Materials will generate second quarter adjusted EBIT approaching the same level as the first quarter.
Acetate Tow delivered first quarter adjusted EBIT of $61 million at a margin of 51 percent, consistent with performance last quarter. Higher sequential dividends from affiliates offset the impact of lower tow sales in the first quarter due to raw material and vessel availability following Winter Storm Uri. We expect similar adjusted EBIT of approximately $60 million in the second quarter as higher sequential volumes from deferred shipments will offset higher raw material costs due to elevated acetyls pricing.

We finished the first quarter with strength and have progressed into the second quarter with significant momentum. The outlook for the first half of this year has improved meaningfully over the last month as demand across Engineered Materials and the Acetyl Chain remains elevated across most end markets. Our teams have done a tremendous job of successfully keeping pace with quickly rising input costs and in many cases expanding our variable margins. Global utilization across both acetyls and engineering thermoplastics will remain very high as both producers and customers work to rebuild depleted supply chains in all regions. While we are still working through challenges, direct and indirect, from Winter Storm Uri, we have positioned ourselves to create leading value amid a favorable business backdrop in the second quarter. As a result, we expect to deliver second quarter adjusted earnings of approximately $4.00 per share, which would be an all-time record.
At this stage, we have visibility to order patterns into early June, which gives us confidence in our anticipated second quarter performance. Looking beyond that to the second half of the year, it is unclear how quickly the elevated tightness in global acetyls will moderate. That will depend on a number of factors including the scale of global restocking, industry turnaround activity in the second quarter, and the timing of a return to full production rates at our Clear Lake acetic acid unit. While we anticipate meaningful moderation in acetyls pricing levels as the year progresses, we expect Engineered Materials earnings performance to remain resilient through the year. We anticipate potential moderation in elevated industry demand for thermoplastics will be offset by continued recovery in affiliate performance as well as recovery in our medical business. Based off stronger than anticipated performance in the first half and this outlook for the second half, we expect full year adjusted earnings of between $12.50 and $13.50 per share.
As I said at our recent Investor Day, there will be time periods when we see volatility in earnings based on external dynamics. We are seeing bookend examples of this last year and this year. However, there remains an underlying lift in the fundamental earnings profile of Celanese, driving a consistent increase in both our highs and our lows over time. You are seeing that displayed in both our 2020 and 2021 performance. We outlined a series of actions we are taking to further strengthen Celanese’s earning profile including:
•Transforming how we achieve productivity to include greater automation, analytics, and artificial intelligence;
•Driving greater sustainability in our own organization and for our customers through a growing portfolio of sustainable solutions;
•Localizing our production and capabilities in Asia to drive greater growth and more dynamically partner with our customers there;
•Expanding in the Acetyl Chain at Clear Lake acetic acid and downstream products across the globe to improve our cost advantage, scale, and optionality; and
•Scaling our project pipeline model in EM and driving early wins with partners in innovative areas like electric vehicles, medical and pharma, 5G, and sustainability.
In summary, Celanese has tremendous momentum, for 2021 and beyond. We are taking decisive actions to optimize our performance amid the environment we see today while we continue to invest in our ability to deliver growth in fundamental shareholder value over the next several years.

Scott Richardson, Celanese Corporation, Chief Financial Officer
I would like to start by providing additional detail on the difference in GAAP and adjusted earnings per share for the first quarter, namely approximately $40 million in adjustments associated with Winter Storm Uri which is included within Certain Items. Consistent with our practices following past severe weather disruptions, we adjusted our earnings for fixed overhead, freeze-related repairs, and restart costs. The additional approximately $35 million impact from the storm in the first quarter, including unprecedented spikes in electricity, natural gas, and certain raw materials was not adjusted, and our teams have worked tirelessly to offset much of that headwind. Our teams are also working to mitigate an additional estimated $30 million headwind in the second quarter from Winter Storm Uri, which represents elevated product costs currently in inventory or in transit.
Given the strong performance Lori highlighted for the first half, I would like to discuss our cash generation expectations. In the first quarter, we generated free cash flow of $19 million, largely in line with expectations. This reflected the European Commission settlement of approximately $100 million paid in January as well as a nearly $100 million working capital build associated with sales growth and raw material increases in the quarter.
In the first quarter, we returned a total of $328 million to shareholders via $250 million in share repurchases and $78 million in dividends. Capital expenditures in the quarter totaled $92 million. As of the end of the first quarter, our cash balances and short-term investments stood at approximately $1.1 billion.
So far through April, we are seeing expanded free cash flow generation that is reflective of the robust demand and pricing backdrop that Lori described. We expect this will continue throughout the second quarter. We expect to deploy approximately $250 million to share repurchases in the second quarter, to arrive at approximately $500 million in the first half of the year as previously discussed. Given the strength of our cash generation, we also anticipate an additional $200 to $300 million in share repurchases in the second half of the year. At this stage, we anticipate over $900 million in 2021 free cash flow, which along with cash on the balance sheet, provides us optionality to meaningfully execute both share repurchases and high-return M&A.
Last quarter we discussed the possibility of an increase in the effective tax rate for adjusted earnings. Given the strength of earnings to date in 2021 and the jurisdictional mix of earnings, we have revised our estimate of the 2021 effective tax rate for adjusted earnings to 14 percent from 13 percent previously. This is reflective of a greater percentage of our anticipated 2021 earnings in higher tax jurisdictions like Asia.
The effective US GAAP tax rate of 21 percent in the first quarter was comparable to the same quarter of last year.
I thank our teams for their efforts amid a challenging first quarter and for a very encouraging start to 2021. This concludes our prepared comments. We look forward to discussing our first quarter results and addressing your questions.
Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.